EXHIBIT 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DAVITA ANNOUNCES SENIOR MANAGEMENT TRANSITION

El Segundo, California, April 4, 2006 – DaVita Inc. (NYSE:DVA) announced today that Thomas L. Kelly, Executive Vice President and acting Chief Financial Officer, will be leaving the Company to pursue other business opportunities effective on or about May 15, 2006. Gary Beil, the Company’s current Vice President and Controller, will assume the role of acting Chief Financial Officer at that time. Mr. Beil previously served in that role from February to November 2004.

“Tom has been a strong contributor to our organization over the last two years. We wish him the best,” said Company CEO Kent Thiry. “I look forward to continuing to work with Gary Beil, who has been our Vice President and Controller since November 1999. In addition we recently added Jim Hilger, Vice President Finance, who will simultaneously assume Gary’s role as Controller.”

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 41 states, as well as Washington, D.C. As of December 31, 2005, DaVita operated or managed over 1,200 outpatient facilities serving approximately 96,000 patients.